Exhibit 99.1

FEDERAL TRUST CORPORATION

FOR IMMEDIATE RELEASE

Sanford, Florida– July 9, 2004 – James V. Suskiewich, Chairman and Chief Executive Officer of Federal Trust Corporation, announced today that Federal Trust began a $9 million public equity offering of its common stock as of the close of business yesterday.

Mr. Suskiewich stated that “this offering is intended to raise capital to support continued branch expansion along the I-4 corridor north of Orlando and the strong commercial and residential loan demand in our markets. We also intend to use a portion of the proceeds to reduce some of our outstanding debt.”

He went on to state that “we have engaged the investment banking firm of Kendrick Pierce Securities, Inc. of Tampa, Florida to act as our Sales Agent in the offering.” To obtain a copy of the Prospectus, investors may contact Kendrick Pierce at (813) 254-4602 or Federal Trust at (407) 323-1833.

Federal Trust Corporation common stock is traded on the American Stock Exchange under the symbol “FDT”. As of March 31,2004, Federal Trust Corporation had $483 million in total assets and $27.5 million in stockholders’ equity. Federal Trust Bank has six full service branches in Winter Park, Casselberry, Sanford, Deltona, Orange City and New Smyrna Beach, Florida.

The Registration Statement relating to the common shares filed with the Securities and Exchange Commission became effective at the close of business on July 8, 2004. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the common shares in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Copies of the Prospectus may be obtained from: Kendrick Pierce Securities, Inc., 324 South Hyde Park Avenue, Suite 202, Tampa, Florida 33606, telephone: (813) 254-4602 or Gregory E. Smith, Chief Financial Officer, Federal Trust Corporation, 312 West First Street, Suite 400, Sanford, Florida 3277, telephone: (407) 323-1833. Copies may also be viewed on the Securities and Exchange Commission’s EDGAR website at www.sec.gov.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this announcement that are subject to risks and uncertainties. When we use any of the words “believes”, “expects”, “anticipates”, “intends”, “may”, or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results, and could cause those results or performances to differ materially from those expressed in our forward-looking statements. These possible events or factors include the following: legal and regulatory risks and uncertainties; economic, political and competitive forces affecting our businesses, our markets, our constituencies or our securities; and the risk that our analyses of these risks and forces could be incorrect, or that the strategies we have developed to deal with them may not succeed.

You should recognize that all forward-looking statements are necessarily speculative and speak only as of the date made. You should also recognize that various risks and uncertainties, such as those described above, could cause actual results for future periods to differ materially. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that any expectations will prove to be correct. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.